Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q4 SAIA , INC. EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JANUARY 30, 2008/10:00AM ET
PRESENTATION
Operator:

Good morning. My name is (Tiara) and I will be your conference operator today. At this time, I would like to welcome everyone to the Fourth Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key

Thank you. Ms. McKenzie, you may begin your conference.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you, Operator. Good morning. Welcome to Saia’s Fourth Quarter and 2007 Earnings call. Hosting this morning’s call are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President, Finance, and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

Good morning, and thank you for joining us. Considering the weak economic conditions, I’m relatively pleased with our top-line growth in 2007. Revenue was $976 million from continuing operations, which is an increase of 12%. Our revenue growth was due to acquisitions, synergy revenue to and from our expanded geography, and our strong service offerings. However, our earnings per share from continuing operations declined to $1.22 from $1.74 in a very difficult economic environment.

For clarity, all comparisons are from continuing operations. A few 2007 highlights include our operating ratios deteriorated to 96.1 from 94.3; our LTL tonnage per workday increased 9.2%; our LTL yield increased 2.1%, which includes the impact of higher fuel surcharges.

Saia’s fourth quarter revenue reached $244 million, which was an increase of 11%. Our operating income was $3.9 million.

For the quarter, a few key points would include our operating ratio was 98.4 versus 95.2 in the prior year. Our LTL tonnage per workday grew 2.4% as a portion of the quarter overlapped the Connection acquisition. Our LTL shipments were 5% over prior year. Our LTL yield was up 7%, which includes the impact of higher fuel surcharges.
On a pro-forma basis, which includes the results of the Connection and Madison Freight acquisitions for the prior-year quarter, our revenue was flat, our shipments were down 4%, and our tonnage was down 8%. On a pro-forma basis, our LTL weight per shipment was down 5%. Our pro-forma LTL yield was up 8%, due primarily to increasing length of haul and a declining weight per shipment.

While acquisitions and our expanded geography provided top-line growth, reduced bills per pickup, weight per shipment, and a difficult environment challenged our ability to achieve targeted productivity and cost performance. Our margins were also impacted by accident severity and a commitment to service lanes to and from our expanded Midwest geography.

Despite the challenging economic environment, our achievements for the quarter would include 11 of Saia’s 14 sales regions had positive revenue growth, our synergy revenue from the Connection and Madison acquisitions is now at an annualized run rate of over $60 million. Additionally, you know, the account turnover and the transition of the acquisitions are behind us. Customers clearly see value from our expanded coverage and we expect to grow revenue and improve our margins from this investment going forward.

We continue to have success with our industry-leading Xtreme Guarantee product. And in the fourth quarter, we introduced a new product, the (Long Run), which provides service in the three-plus day lanes.

We believe Saia’s broad coverage and our best-in-class service provide a solid foundation for long-term profitable growth and shareholder value as we capitalize on our recently expanded coverage and improve margins. Again, while I’m relatively pleased with our top-line growth, I’m particularly disappointed in the second half results, during which margins were challenged due to the weak environment, higher accident and health plan expenses, and our commitment to service new lanes.

While the near-term economic environment remains challenging, I am cautiously optimistic about 2008, our focused strategy of building density and our recently expanded network, and numerous engineered cost initiatives should improve these margins and our — and provide shareholder value.

As we previously mentioned, after making three successful acquisitions to expand our footprint to cover the majority of the US, we turn our focus to building density and improving performance in our current geography. This will be through efforts to increase productivity, enhance automation, and target marketing efforts while focusing on cost improvements to improve our operating ratio.

Some of our current cost initiatives include our (unintelligible) routing optimization is 30% complete in January and it’s already yielding improvements with expected full implementation by March 31. We have $50 million in purchased transportation, which was placed out for bid and expect a 6% savings. We are rolling out our wireless (cross-stock), which will cover 70% of our (cross-stock) moves by May of 2008. This is up from 30% last year. We’ve enhanced our weight and inspection program. It was completed in January, targets $5 million of additional revenue annually. This effort is meeting our expectations.

Saia’s exceptions-free delivery focus with numerous process improvements is paying dividends. It should improve our claims ratio. And we do not expect a repeat of the significant accident severity, which we experienced in 2007, into 2008.

The current environment requires we better align costs, both fixed and variable, with volumes. We believe these initiatives combined with increasing our density and our market share will enhance Saia’s financial performance going forward.
Now I’d like to have Jim Darby review our 2007 and fourth quarter results.

Jim Darby - Saia, Inc. – CFO

Thanks, Rick, and good morning, everyone. For 2007, earnings per share were $1.22 from continuing operations compared to $1.74 per share last year. And revenues were $976.1 million with operating income of $38.2 million. Operating income for 2007 included a gain on sale of real estate of $1.7 million and a benefit of $3 million from equity-based compensation. We also experienced an increase in accident expense of $8.3 million over prior year, primarily due to severity.

For the fourth quarter or 2007, earnings per share were 5 cents, which included charges of 4 cents per share resulting from an employment-related matter. This compared to 36 cents per share last year. All comparisons to prior year fourth quarter are versus results from continuing operations for that period.

For the quarter, revenues were $243.7 million with operating income of $3.9 million, which includes $800,000 in expenses from an employment-related matter. This compares to prior-year reported operating income of $10.5 million, which included $2.4 million in integration and restructuring charges. Estimated operating losses from the expanded territory were higher than original expectations due to continued difficult market conditions.

As we have noted before, our self-insured structure of $2 million retention level will result in accident expense volatility. In the fourth quarter, accident expense was $1.1 million or 5 cents per share higher than prior year due to increased severity. The renewal of our insurance program, which expires on March 1, is well underway. We expect to renew at a reasonable rate due to our long-term safety record, solid safety program, and this year’s double-digit improvement in accident frequency. We will retain the same $2 million deductible.

Our consolidated effective tax rate from continuing operations was 39.8% for the full year of 2007. Our effective rate from continuing operations for the quarter was impacted by a tax credit. For 2008, we expect our effective tax rate to be approximately 40%.

A quick comment to clarify discontinued operations — in the quarter, we recorded a tax benefit of $1.3 million or 9 cents per share related to the 2006 sale of Jevic Transportation, which was a former subsidiary.

At December 31, 2007, debt was $172.8 million with net debt-to-capital of 45.3%. As a result of the company’s $6.7 million cash balance and $37 million of unused credit facilities, Saia had approximately $43.7 million of available capital for future expansions and acquisitions. Debt balances were impacted by $23.2 million expended for the year for share repurchase.

Our net capital expenditures for 2007 were $89 million, which is slightly different than we anticipated due to the timing of the closing of two real estate acquisitions. This compares to $91 million in the prior year. As we have noted before, we continue to look at real estate in tight markets and in the fourth quarter spent $19.3 million on properties. This follows Saia’s strategy of owning strategically located facilities that are integral to our operations.

The company is planning net capital expenditures in 2008 of approximately $56 million, which includes $39 million for real estate projects. Planned expenditures for revenue equipment show a reduction from the prior year based on current slower economic conditions. The amount of capital expenditures for revenue equipment may be reevaluated as tonnage growth improves.

On January 28, 2008, we entered into a new revolving credit agreement, which replaces our prior facility and extends the maturity to January 28, 2013. The new agreement includes an increase in size $110 million to $160 million, improved terms, enhanced pricing, and favorable conditions to support the company’s financing needs.

Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Jim. Before we open up the call to questions, let me say that while I’m concerned about the current economic environment, I am encouraged by our progress with engineered cost initiatives and the potential they have to contribute to margin improvement. Due to seasonality, the first quarter is generally the weakest quarter of the year. And normally our operating ratio worsens from the fourth quarter to the first quarter. Because of current initiatives that are well underway and a few of which I outlined previously, I expect that we will perform better than what the historical fourth quarter to first quarter trends might indicate.

While our near-term performance has been impacted, we feel our investments in our expanded geography will pay off over time. We believe that Saia’s well positioned to ride out the short-term economic difficulty and provide long-term profitable growth and value for both shareholders and customers. As the economic environment improves, we anticipate our cost initiatives combined with a growth rate faster than the general economy will result in our ability to achieve density benefits and close the gap between our operating ratio and those of our peers.

With these comments, we’re now ready to answer your questions. Operator?

Operator
(OPERATOR INSTRUCTIONS). David Ross, Stifel Nicolaus.

Rick O’Dell - Saia, Inc. — President and CEO
Good morning, David.

David Ross — Stifel Nicolaus — Analyst
First question, Rick, is, you know, going toward the line haul routing optimization, you know, cost initiative that you put in place in improving, you know, the productivity I guess of the line haul model, you said that’s 30% complete now in January and should be done by either March 1 or March 31?

Rick O’Dell - Saia, Inc. — President and CEO
March 31.

David Ross — Stifel Nicolaus — Analyst
And when you say 30% complete, is that it’s been applied to 30% of the network or it’s just 30% of the way there? And then once it’s complete, it would be applied to the whole Saia network?

Rick O’Dell - Saia, Inc. — President and CEO
Yeah, sure. We’ve been talking about this externally for, you know, four to six months. And we have identified this as an opportunity. We applied some external resources, as well as internal resources, to recalibrating our optimization tools. Essentially, you know, we’ve completed the analytical work and the actual implementation started in late December and carried through January. And we have about 30% of our network is completed. What you have to do, obviously, is you reroute some freight and then you have to put the schedules and assign drivers to it. It takes some time. It’s certainly not an automated process. So again, we’re about 30% complete and we expected to be finished by the end of March.

David Ross — Stifel Nicolaus — Analyst
So does that mean maybe in the Southeast region you started optimizing the regional line haul there and then it’s going to go to the Midwest and then out to the West? Or, I guess am I thinking of it correctly in that it’s, you know, improve the line haul model in parts of the network, but not other parts yet?

Rick O’Dell - Saia, Inc. — President and CEO
That’s correct. That’s what you do. You have to pick certain lanes and regions and you optimize those in terms of the direct opportunities, you know, and put those schedules into place. And then you move to another region.

David Ross — Stifel Nicolaus — Analyst
And then how dynamic is this new line haul optimization model considering the fact that you’re going to be, you know, I guess adding synergy lanes and growing the inter-regional lanes over time, especially with the new, you know, product, the (Long Run), that you introduced?

Rick O’Dell - Saia, Inc. — President and CEO
There would be two comments to that. First of all, you know, when we get through it one time the first time to optimize, then you just don’t stop. You can constantly use the tool. And obviously with the growth we expect, there’ll be additional opportunities going forward. And we have applied the resources and the expertise to put that in place and keep that going.

Secondarily, we continue to work with Georgia Tech on a more dynamic modeling capability, which would be more sophisticated and more responsive on a more current basis, including by day of the week and some of the sophistication that we don’t have in today’s model.

David Ross — Stifel Nicolaus — Analyst
And then you also mentioned another cost-saving opportunity of putting the purchase transportation out for bid and that from that you expect a 6% savings. Is that, you know, almost all truckload? Or is that kind of what you see in the truckload market right now, the rate softness is about 6%, you know, lighter than it was a year ago?

Rick O’Dell - Saia, Inc. — President and CEO
It’s a combination of truckload, as well as, you know, some opportunities to use intermodal where, you know, we haven’t done that in the past with our length of haul going up. So it’s a combination of those items. And, you know, it’s an estimate based on the first pass of bid responses that we’ve received in January and we expect a February implementation of that.

David Ross — Stifel Nicolaus — Analyst
And then you also talked something about — and I was, you know, writing quickly and didn’t get this down — the cross-dock moves, there was something there about productivity improvements. And I just didn’t catch that, if you could, you know, talk about that again.

Rick O’Dell - Saia, Inc. — President and CEO
Yes. We have a wireless cross-dock system that was — that’s implemented at many of our major terminals, but it only covers about 30% of our moves currently. So we’re rolling it out at some of our additional terminals and we expect to have that available at 60% of our terminals by May. I’m sorry, at 70% of our cross-dock moves will be handled in a facility that has wireless cross-dock by May.

David Ross — Stifel Nicolaus — Analyst
And then can you just talk in general about the pricing environment out there in LTL, how competitive is it and, you know, is it more competitive by region? And then I guess how the pricing trended through the quarter and into January?

Rick O’Dell - Saia, Inc. — President and CEO
I would say that, you know, it’s increasingly competitive. I guess our comment would that, you know, we really — obviously we had a number of contract renewals each month as we go through the year and our comment would be that our fourth quarter weighted average increases on contract renewals were positive and they were pretty consistent through the quarter.

David Ross — Stifel Nicolaus — Analyst
Okay, thank you very much.

Rick O’Dell - Saia, Inc. — President and CEO
All right, thanks.

Operator
Jason Seidl, Credit Suisse.

Jason Seidl- Credit Suisse – Analyst
A couple quick questions for you. To go back to the purchase transportation, if you were to exclude your intermodal new contracts that you’re getting bid for and just looked at your pure purchase transport for truckload, what would you say your rates are down in terms of the bids you’re getting back for just pure truckload?

Rick O’Dell - Saia, Inc. — President and CEO
I don’t have that number in there. But...

Jason Seidl- Credit Suisse – Analyst
You guys can get back to me later in the day offline.

Rick O’Dell - Saia, Inc. — President and CEO
That’d be fine.

Jason Seidl- Credit Suisse – Analyst
If I’m looking at just the overall economy and how sort of your fourth quarter went, it looked like there was a definite softening from 3Q in both your tonnage and also your weight per shipment size. How are the trends looking here in early 2008? Are we seeing a — sort of the same sort of trends? Or is weight per shipment picking up at all?

Rick O’Dell - Saia, Inc. — President and CEO
I’ll let Jim kind of give you some details I guess on the monthly trends through the quarter and what we’re seeing in January. He’s indicated it was — I would call it choppy I guess I would characterize it.

Jim Darby - Saia, Inc. – CFO
Jason, I’m going to give you pro forma numbers because we think that’s the best comparison.

Jason Seidl- Credit Suisse – Analyst
Absolutely. That’s perfect.

Jim Darby - Saia, Inc. – CFO
So for the fourth quarter, LTL tonnage was down 8% year over year on a pro forma basis. And that was comprised of 4% LTL shipments and a little more than 4% on weight per shipment. It did get a little bit worse as we went through the quarter. December was particularly bad because of the fact that December was a short month for work days and the way the holiday fell and particularly the last day of the year fell, we had very weak tonnage in December. But those are the numbers for the quarter. The weight per shipment’s down a little over 4%. As we go into January, what we’re seeing so far is it’s slightly better. The tonnage is down about 4% year over year. And the weight per shipment is only down about 3% so far in January.

Jason Seidl- Credit Suisse – Analyst
Are those more indicative of sort of October/November numbers? I’m just trying to get sort of the seasonal holiday period out of it and look at it that way.

Rick O’Dell - Saia, Inc. — President and CEO
Actually we had — if I look at November, tonnage was down more than 5%. Then it went to double digits down in December, but December we think is an anomaly with the work days. So I would say it’s improved from that.

Jason Seidl- Credit Suisse – Analyst
All right, so it sounds like it’s an anomaly. And as I’m looking at ‘08 versus ‘07, I mean, you guys had what, 30-plus cents a share in accident costs for all of ‘07? Am I calculating that right?

Rick O’Dell - Saia, Inc. — President and CEO
You’re talking about differential?

Jim Darby - Saia, Inc. – CFO
Increase over the prior year?

Jason Seidl- Credit Suisse – Analyst
Yes.

Jim Darby - Saia, Inc. – CFO
That’s about right. And most of that was due to severity because our frequency actually improved significantly.

Rick O’Dell - Saia, Inc. — President and CEO
One thing is you would expect some expense increase just on a percent of revenue due to some incremental miles. But the — no where close to that number.

Jason Seidl- Credit Suisse – Analyst
Rick, could you guys walk me through the logic you’re using in retaining that $2 million insurance deductible, self-insurance deductible. Why not just lower it to start smoothing the earnings out going forward?

Jim Darby - Saia, Inc. – CFO
Well, we’ve looked at that several times, Jason. And when we do, what you end up is the premium goes up so substantially that it’s not worth the trade-off for us. Really 2007 was a very difficult year from severity, but it is not the normal year.

Jason Seidl- Credit Suisse – Analyst
No, right, I remember prior calls you talked about that.

Rick O’Dell - Saia, Inc. — President and CEO
It’s not economically viable. Again, we’ve gone through it. We’ve asked for bids several times and it just is not economically viable.

Jason Seidl- Credit Suisse – Analyst
You talked about the fact that you think all of the choppiness with your customer rollovers is sort of done. I mean, can you point to trends and sort of the Connection company, which is I think what you were referring to where are you starting to gain back some of the stuff that you lost initially when you took the company over?

Rick O’Dell - Saia, Inc. — President and CEO
We are, both in terms of some specific customer accounts and then some turnover. And then we’re growing synergy revenue in those lanes. We actually — we have two sales regions up there, and one of the regions is actually showing positive daily revenue comparisons. Now, some of that business goes to and from areas outside of their original geography. So we are regaining share and building our volumes there. Again, over time, that will contribute significantly because they have a lack of density in that region compared to the rest of our geography and their productivity numbers are more challenged than our company averages.

Jason Seidl- Credit Suisse – Analyst
Thanks for the color. That helps. And my last question and I’ll let somebody else have at it — obviously the CAPEX number, a huge cut. You can’t really maintain these levels for more than a year or so I imagine. So as we’re modeling out into ‘09, can I anticipate a large increase in your CAPEX?

Rick O’Dell - Saia, Inc. — President and CEO
I would say replacements would probably be more in line with depreciation over a period of time. There’s a couple factors there. First of all, over the last couple years, we’ve invested a lot in equipment, in anticipation of growth and some of which didn’t occur. So we’ve got some opportunities there. We basically deferred some trailer purchases, which have, you know, minimal maintenance or cost impacts.

Then on the tractor side, our philosophy was to say well, what do we need to keep all of our line haul tractors under five years or less because that’s where most of the miles are run. So we don’t think there will be any near-term impacts from our decision and obviously we’re managing for cash flow in the current environment and looking at opportunities for strategic real estate investments.

Operator
Art Hatfield, Morgan Keegan.

Art Hatfield- Morgan Keegan – Analyst
Hey, just a couple quick questions. First, I know you’ve talked a little bit about the insurance issue, but just as a clarification, there’s no tail to the accidents or the severe accidents with regards to expenses or additional accruals in future periods?

Jim Darby - Saia, Inc. – CFO
No, that’s correct, Art. We book it for the ultimate when it occurs.

Art Hatfield- Morgan Keegan – Analyst
So the only possibility going forward is that you may end up reversing some accruals if you had over-accrued in that period. Is that correct?

Jim Darby - Saia, Inc. – CFO
It’s possible. Yes.

Art Hatfield- Morgan Keegan – Analyst
That’s fair. I just wanted to make sure that there was no expense tail related to that.

Jim Darby - Saia, Inc. – CFO
We take our best shot at it and try to book the ultimate as it occurs.

Art Hatfield- Morgan Keegan – Analyst
Secondly, just on some of the costs in the fourth quarter, and I think you’ve talked about, Rick, some of the things that you’re doing, but you had mention specifically in the release and you talked about it in your prepared statement health plan costs. Can you talk a little bit about what they are and if that’s something that is kind of new that we should expect to work at a higher rate going forward?

Then on the new land investments, is that predominately just the inter-regional moves? And is that something that gets rectified with regards to what you’re doing on the line haul side?

Rick O’Dell - Saia, Inc. — President and CEO
Let me make a few initial comments and then Jim can kind of maybe respond to your health and some of the other ones. First of all, I guess I’d say that just like when you have a particularly good quarter, it’s not usually due to just one or two items. You get a lot of things going well. We obviously had the opposite of that in the fourth quarter. Several of the major factors were, you know, volumes were choppy through the quarter and December was particularly weak. Our density benefits were challenged, you know, in spite of the fact we’re getting some synergy revenue even on the pickup side, our bills per pickup were down 2.7% from the prior year. Then as we commented our miles grew faster than revenue. That was partially due to the lack of density in the synergy lanes and part of it I think too is due to we’re also growing some other of these longer haul lanes and our network needs to be re-optimized. Again, believe that’s a significant opportunity for us.

So Jim, you want to comment on a few other items?

Jim Darby - Saia, Inc. – CFO
Sure. I’d be glad to do that. In addition to what Rick mentioned about driving more miles, other items that went up – the health plan went up, and that’s a combination of inflation in the cost of the claims and then also in the rising headcount. And that cost us about half a point quarter over quarter, fourth over fourth. The bad debt expense was about 1/10% and legal expense was about 2/10%. So those three together cost us about 1% fourth over fourth.

Do we see those continuing going forward? I would say, you know, we should — hopefully we’ll be growing the revenue faster than the health plan inflation goes up as we go forward. And I don’t think it would necessarily go up from there. Bad debt expense, that’s really in relation to the fact that our receivable balance has gone up and we are getting a little bit stretched out on our DSO. So we bumped our bad debt reserve to reflect that. Legal expense going forward I think we had some unusual expense in the quarter and I think that will more normalize as we go on.

We identified for you a couple of other items that were specific to the quarter. And that’s the employment matter. And that was about 0.3 points. And then accident expense, the $1.1 million over fourth last year was about 0.5 points.

And then in relation to what Rick said about running more miles, of course, when you do that, your maintenance goes up and that was about 7/10% fourth over fourth. And purchase transportation was up more than 1%, just about almost a point and a half. But I think those last items, the maintenance and the purchase transportation, will improve as our density continues to improve, particularly in the synergy lanes. And as we put in our line haul optimization and that gets implemented, those numbers will get more back in line.

Art Hatfield- Morgan Keegan – Analyst
That’s very helpful. Thank you.

Operator
Tom Albrecht, Stephens, Incorporated.

Thom Albrecht- Stephens, Incorporated – Analyst
Let me get a couple of housekeeping questions out the way and then I want to ask a few other maybe more strategic questions. First of all, what was the length of haul in the quarter and what was it a year ago?

Rick O’Dell - Saia, Inc. — President and CEO
Length of haul went up about 4%. It went from 623 to 658.

Thom Albrecht- Stephens, Incorporated – Analyst
And then can — Jim, can you go through by month the pro forma tonnage performance? I know you gave us the quarter. That was very helpful. And I know you said December was down double digit. But I don’t know whether that means 10% or 15%. But just kind of October, November, December just in terms of LTL tonnage. I don’t need the shipment weight breakdown, but just...

Jim Darby - Saia, Inc. – CFO
Sure, Tom. October was down 8%. November was down 5.25%. December was down a little over 12%. But again, that was we think a reflection of the short month, the way the holidays fell, and all of that. So that’s why we think it’s a little bit of an anomaly. But it still is down 8%, down 5%, and then down 12%.

Thom Albrecht- Stephens, Incorporated – Analyst
That’s total tonnage or LTL tonnage?

Jim Darby - Saia, Inc. – CFO
That’s LTL tonnage.

Thom Albrecht- Stephens, Incorporated – Analyst
And then you mentioned that you had saw a double-digit decline in accident frequency. Approximately what was that percentage figure?

Jim Darby - Saia, Inc. – CFO
It was 15%.

Thom Albrecht- Stephens, Incorporated – Analyst
That’s good. And what about a couple of other key productivity measurements. You mentioned I think bills per pickup were down 2.7% I think is what I heard.

Jim Darby - Saia, Inc. – CFO
Correct.

Thom Albrecht- Stephens, Incorporated – Analyst
What about things like bills per dock hour and, I mean, there’s only about 100,000 statistics in this business, but maybe two or three others that you could share with us that would be helpful?

Rick O’Dell - Saia, Inc. — President and CEO
Yeah, I don’t have the specific numbers in front of me with load average, but I would tell you that our load average declined which obviously that goes with the additional miles that were run, and again, part of the focus initiative that we had. And, you know, our P&E productivity and dock productivity are pretty much flat year over year. So we’re not making any headway and we’re kind of adding costs at the rate of bill changes, which isn’t good.

Thom Albrecht- Stephens, Incorporated – Analyst
So how does flat reconcile with that 2.7% figure you shared a little while ago? I think Jim gave that. That sounds like that’s actually down, not flat.

Rick O’Dell - Saia, Inc. — President and CEO
Well, that means on the pickup side, if you’re measuring productivity saying that my bills per hour are essentially flat, but you lost some pickup density at the end of the day, that creates, certainly, some cost challenges.

Thom Albrecht- Stephens, Incorporated – Analyst
And then, Rick, you mentioned that you felt that the historical relationship between the fourth quarter and first quarter operating ratios would be a little bit better this year, but I don’t know that I could read a pattern into that. Over the years, there’s good parts of the economy, bad parts. What specifically are you thinking about when you offer a statement like that, that the OR would only slip 50 basis points, that it might be even comparable? Can you just – because otherwise I’m inclined to think you could lose money.

Rick O’Dell - Saia, Inc. — President and CEO
Again, I think that’s the reason we put the statement out there. I think you — honestly at this point in time, and, well, clearly we don’t provide guidance. It’s January; I’m not sure how much you read into January. While we’re encouraged by the trends, we’re encouraged by some of our cost initiatives, some of the things in the fourth quarter we don’t expect to repeat. And some of our cost initiatives are showing some legitimate progress as this point in time and we expect to advance further through the quarter. Some of the challenges obviously, that you—we could still have weather issues. And, we do still have accidents and things. So I think beyond the comments that we’re making directionally, I don’t think we can really provide any more direction there.

Thom Albrecht- Stephens, Incorporated – Analyst
So if I were to model a small loss, even though 2/3 of the quarter is ahead of me, you might say that’s not totally crazy, but it might be premature? I know that’s a difficult question and you’re probably thinking I’m trying to be a smart aleck here, but, I just feel clueless after this quarter. I was low on the Street at 15 and I told people don’t even believe my number. And then, we get a nickel and I feel like we’re throwing darts.

Rick O’Dell - Saia, Inc. — President and CEO
I know. That’s why we felt like we needed to make some directional comments, and I would hope you could tell from the tone that we are, you know, encouraged by some of the initial volume, things we’re in seeing January and some of the cost progress that we’re making. But I think it’s a little early to make too bold of predictions on the quarter.

Thom Albrecht- Stephens, Incorporated – Analyst
Well, that’s fair. At least I, you know, pushed you a little bit there.

Rick O’Dell - Saia, Inc. — President and CEO
It wasn’t unanticipated.

Thom Albrecht- Stephens, Incorporated – Analyst
Okay. Jim, I think you said that you had losses or a disappointing performance in the acquisition company. I don’t remember exactly the phrase you used, but if we sort of strip out TCC and MFS, and I know increasingly you’re not doing that, but if this were just Saia ex those, I mean, do you have a sense as to the negative contribution from MFS and TCC?

Rick O’Dell - Saia, Inc. — President and CEO
Well, that’s — it gets increasingly difficult to break that out. The reason we made that statement, Tom, is that when we purchased the Connection, we told everybody that because we were bringing on $70 million worth of revenue at essentially breakeven that we expected it to have a slightly negative impact on our operating ratio in 2007. And we quoted 50 basis points to 60 basis points. And with the amount of revenue that — of the book of business that we actually let walk in second quarter of last year because of the difficult pricing environment that got — it got a little bit more of an impact from that.

And I’ll clue you in on top of that we would’ve expected it to begin to turn positive by now and I don’t think it has. You kind of lose your measurement. While we have revenue trends and we have productivity by terminal. Once the freight starts moving across regions, you lose the separate accounting for it. So like you said, I know you’re asking for a feel. It’s very difficult to estimate.

Thom Albrecht- Stephens, Incorporated – Analyst
I guess I either was not paying attention or writing down other stuff. I didn’t quite understand the discussion you were having on purchase transportation being up so much, there was intermodal, there was a truckload reference. Are those future-looking comments or those were elements in the PT increase from $16-1/2 million to $20.2 million?

Rick O’Dell - Saia, Inc. — President and CEO
In the fourth quarter, some of the comments were — we made both I guess. The reference to increase was really in correlation with our model’s increase. A portion of that was in purchase transportation and there was a significant increase in the quarter year over year.

And then secondarily on an annualized basis, we spend about $50 million in purchase transportation. And on a forward-looking basis, we’ve put that business collectively out for bid. We’ve got the proposals back and we anticipate a reduction of about 6% in rates that we should benefit from this year due to putting that out for bid.

Thom Albrecht- Stephens, Incorporated – Analyst
And that’s rates on the TL side primarily?

Rick O’Dell - Saia, Inc. — President and CEO
Yes. The truckload plus some movement to intermodal. We’ve got some freight that we were running even on teams or on PT that we can — we have some good — on some of these expedited trains, we can put the freight on there, particularly over the weekends, and then obviously free up some of our - either reduce PT or free up some of our teams to take other purchase transportation out.

Thom Albrecht- Stephens, Incorporated – Analyst
I don’t normally think of you guys as being a big rail user. But what percentage of your miles would’ve been on rail like last year? Three or 4%?

Rick O’Dell - Saia, Inc. — President and CEO
I don’t have that in front of me. I’ll have to give it back to you.

Jim Darby - Saia, Inc. – CFO
I’ll get you that number.

Thom Albrecht- Stephens, Incorporated – Analyst
Yeah, I’d just be curious. You said about $50 million, but you actually spent $76 million. Are you just talking about the portion that you’re actually putting out for bid is about $50 million?

Rick O’Dell - Saia, Inc. — President and CEO
$50 million is really the line haul portion. We actually have some agents, some city things included in our entire number, as well as equipment rental, which equipment rentals are a small portion of that.

Thom Albrecht- Stephens, Incorporated – Analyst
That makes sense. I guess the last question would be Rick, do you feel like you’re managing your labor as aggressively as you need to be? And I know that’s kind of an easy yes/no question. But I - what I mean is in the past you’ve talked about I’ve been through downturns, I know to downsize the daily workforce. When you have a (98.4% OR), it always seems like you could do more on everything. And I can’t tell whether you should’ve been doing more on the labor downsizing or not.

Rick O’Dell - Saia, Inc. — President and CEO
We did a reduction in the fourth quarter of about 2-1/2%. And that’s what we thought we could do and still certainly maintain the quality service offerings that we need to do from a customer standpoint. Our focus, really, on the labor side is not only by reducing the miles, but we also have a number of initiatives in the city and the dock focused on taking out unproductive terminal time, for instance, in the city operation. We can expand I guess at a later date on some of those other opportunities. But I really think, you know, we need to do it through effective management as opposed to just the simple let’s go out and cut.

I think that’s really our opportunity and I think we have a robust technology platform. We have good industrial engineers and some opportunities to really institutionalize some of our process improvements through our company. That’s quite frankly I think our — we decided middle of last year before our margins deteriorated to what they are today that we needed to really optimize the network that we have, both from a building density out, as well as our cost execution standpoint. At this point time, I believe those are best opportunities. And I’ll tell you, we have essentially 100% of our technology and engineering resources allocated to those engineered — into some of those various cost initiatives in various stages. But a large portion of them will be rolled out certainly through the first half of the year.

Thom Albrecht- Stephens, Incorporated – Analyst
Thanks for the time. Hang in there.

Operator
Edward Wolfe, Bear Stearns.

Edward Wolfe- Bear Stearns – Analyst
(Technical Difficulties) expenses and supply line? How much of that — I mean, I can’t imagine that fuel itself was up $17 million year over year, so it feels like there’s something else in that line. Can you kind of break out fuel from what else is there and talk about that going forward?

Jim Darby - Saia, Inc. – CFO
Oh, other expenses that would — I missed the first part of the question. I’m sorry, Ed.

Rick O’Dell - Saia, Inc. — President and CEO
Sorry, Ed. We only got part of your question there.

Edward Wolfe- Bear Stearns – Analyst
On the expense lines, the fuel operating expenses and supplies line, that adds up, you know, what looks like $16 million, $17 million. And I can’t imagine all of that is fuel.

Jim Darby - Saia, Inc. – CFO
No. Bad debt would flow in there. The maintenance expense that we’ve talked about would flow in there, the legal expense that’s up, and that employment matter — those would all fall in there as well.

Edward Wolfe- Bear Stearns – Analyst
That helps. So what is the employment matter?

Jim Darby - Saia, Inc. – CFO
That’s an issue that we had that we settled that was an employment-related matter that cost us about $800,000.

Edward Wolfe- Bear Stearns – Analyst
There’s $800K in this quarter that won’t be there again from that?

Jim Darby - Saia, Inc. – CFO
That’s correct.

Edward Wolfe- Bear Stearns – Analyst
How much of the uptick year or year give or take is fuel expenses? About $10 million?

Jim Darby - Saia, Inc. – CFO
You know, I don’t have that, Ed. We can — I can get that for you. We haven’t really broken out that expense or fuel surcharge anymore because of it becomes so much a part of our revenue that we don’t identify it separately.

Edward Wolfe- Bear Stearns – Analyst
I understand. It’s just, you know, at 25.5% of revenue, this line — if I don’t tone this down – the numbers are going down very quickly. So I’m trying to understand outside how much of this is fuel and hopefully with timing you make it back with surcharge and how much of this is kind of stuff that’s going to take a while to get out of there.

Rick O’Dell - Saia, Inc. — President and CEO
Let us get you some fuel information offline. And again, what Jim had kind of commented on some of the things that added up to some numbers there, there’s about a half a point in bad debt and legal. There’s the employment-related matter that was in there. And then there’s about 7/10% of maintenance expense increases that were in there, too. And again, a portion of that obviously correlates with miles.

Edward Wolfe- Bear Stearns – Analyst
And the legal, how long do you expect that to continue?

Jim Darby - Saia, Inc. – CFO
We think that’ll more normalize as we go forward.

Edward Wolfe- Bear Stearns – Analyst

(Unintelligible) normalizes or gradually kind of over the next several quarters?

Jim Darby - Saia, Inc. – CFO
I think it will over the next couple of quarters go down.

Edward Wolfe- Bear Stearns – Analyst
You talked, Jim, about the — and wrote in the release about the new line — the new revolver. Can you talk a little bit about what those new credit terms are in terms of what the cost is to you above LIBOR right now relative to the old one?

Jim Darby - Saia, Inc. – CFO
I think if we’re looking forward, we would show a slight improvement in the interest rate going forward, maybe 0.25% going forward. And some of the covenants we had, which were more restrictive in the past, have been eased a little bit.

Edward Wolfe- Bear Stearns – Analyst
What were you paying at the end of ‘07 just to give some context on that 0.25?

Jim Darby - Saia, Inc. – CFO
Seven three I think, 7.3%, around there.

Edward Wolfe- Bear Stearns – Analyst
So that comes down closer to 7% in other words.

Jim Darby - Saia, Inc. – CFO
Right.

Edward Wolfe- Bear Stearns – Analyst
And then what were the covenants? And what are the main ones that we should be looking at?

Jim Darby - Saia, Inc. – CFO
I can get you that. I don’t have those in front of me. But I will get you those. We had — when we did our initial revolver of several years ago at the spin, we had a little bit more restrictive covenants. So I can talk to you about those. We’ll do that offline.

Edward Wolfe- Bear Stearns – Analyst
I appreciate it. And then just finally, with the reduction of CAPEX, should we assume that acquisitions are frozen at this point as well? Or does the lower CAPEX allow you to go make tuck-ins if you see them?

Rick O’Dell - Saia, Inc. — President and CEO
This is Rick. Obviously I think our focus is on improving the network that we have. We think there are so many opportunities there at this point in time we’re putting a hold on it. We would take a look at if there was one that you just couldn’t refuse, we obviously would have to evaluate it. But I think until we make some progress in our margins and our cost initiatives, we’re on the sidelines right now.

Edward Wolfe- Bear Stearns – Analyst
That makes sense. Thanks a lot for the time. I appreciate it.

Operator
(OPERATOR INSTRUCTIONS). Jason Seidl, Credit Suisse.

Jason Seidl- Credit Suisse – Analyst
This is more for Jim. Jim, your stock in the quarter fell almost 20% from the end of 3Q to the end of 4Q. And I know you guys have sort of a mark-to-market component. What sort of an impact positively was that on your P&L?

Jim Darby - Saia, Inc. – CFO
We didn’t comment on it because fourth versus fourth it was about the same effect. I think the actual number was about $700,000 favorable in the fourth quarter of this year and a year ago it was $900,000 favorable.

Jason Seidl- Credit Suisse – Analyst
So it was less favorable of an impact than you had in the prior year?

Jim Darby - Saia, Inc. – CFO
That’s correct.

Jason Seidl- Credit Suisse – Analyst
On the share repurchase program, where do you guys stand on that right now? I’m not expecting you guys to do a lot, but just curious how much you have left?

Jim Darby - Saia, Inc. – CFO
We exhausted the last share repurchase with the shares that we bought last summer. We haven’t - there’s not a new share repurchase program approved at this point.

Operator
And at this time, there are no further questions.

Rick O’Dell - Saia, Inc. — President and CEO
All right, thanks for your interest. I guess in closing we’re confident that our strong balance sheet, our expanded coverage, and our increased market position and our margin improvement focus will allow us to weather some of the near-term economic challenges and certainly emerge as one of the strong players in a consolidating industry.

So again, thank you for your interest.

Operator
This concludes today’s conference call. You may now disconnect.